Exhibit 99.1


               MID PENN BANCORP, INC. REPORTS RECORD 2003 EARNINGS

         (Millersburg, PA) - Mid Penn Bancorp, Inc. (AMEX - MBP) parent company of Mid Penn Bank, announced net income for the year 2003 of $4,615,000, an increase of 2.7% over the net income of $4,495,000 for the year 2002. Net income on a per share basis amounted to $1.45 for 2003, compared to $1.41 for 2002. The return on equity was 12.7%.

         Earnings for the fourth quarter of 2003 totaled $1,210,000 compared to $1,268,000 earned in the fourth quarter of 2002, due largely to decreased net interest margin resulting from the current interest rate environment. Earnings per share were $.38 per share compared to $.41 per share for the fourth quarter of 2002. The fourth quarter return on equity was 13.1%.

         Total assets at December 31, 2003, were approximately $373 million, an increase of 2.8% from the prior year. Total loans of $232 million as of December 31, 2003, increased by $11 million or 5.0%, compared to the prior year.

         Total deposits as of December 31, 2003, were $288 million compared to $275 million the prior year, an increase of 4.7%. Deposit growth was experienced mainly in money market accounts.

         Mid Penn Bancorp, Inc. share price as of December 31, 2003, was $24.00, compared to a share price of $22.00 as of December 31, 2002, an increase of 9.1%. The current annual dividend is $.80 per share, which results in an annualized dividend yield of 3.3% as of December 31, 2003.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com.